Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BETWEEN

KRESTMARK INDUSTRIES, L.P.,

CREST VINYL EXTRUSIONS, LLC

AND LEGACY VINYL WINDOWS, LP,

AS SELLERS;

WILLIAM E. ROBINSON, JR.

AND

HEADWATERS WINDOWS, LLC

AND

HEADWATERS INCORPORATED

Dated as of August 1, 2016

i

ii

iii

Schedules

1.1(a)	Knowledge of Sellers
1.1(b)	Excluded Contracts
2.1(h)	Vehicles
2.2	Excluded Assets
2.3(f)	Liabilities
3.3(a)	Working Capital
5.3	Conflicts; Consents of Third Party
5.4	Financial Statements
5.6	Title to Purchased Assets; Sufficiency
5.7	Absence of Certain Developments
5.8(a)	Taxes
5.9	Real Property
5.10	Tangible Personal Property
5.11	Intellectual Property
5.12(a)	Material Contracts
5.12(b)	Notices of Default
5.13(a)	Employee Benefits
5.14	Labor
5.15	Litigation
5.16(b)	Compliance with Laws; Permits
5.17	Environmental Matters
5.18	Financial Advisors
5.19(b)	OSHA
5.20	Products: Warranties and Liability
5.21	Insurance Matters
5.22	Accounts Receivable
5.24	Customers
5.25	Suppliers
6.3	Litigation
8.2	Conduct of the Business Pending the Closing
9.3	Accrued Vacation
10.1(k)	Consents and Approvals

Exhibits
A	Bill of Sale
B	Assignment and Assumption Agreement
C	Intellectual Property Assignment
D	Noncompetition and Nonsolicitation Agreement
E	Assignment of Lease
F	Indemnity Escrow Agreement
G	List of Key Employees

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 1, 2016 (this “Agreement”), by and among Krestmark Industries, L.P., a Texas limited partnership, Crest Vinyl Extrusions, LLC, a Texas limited liability company and Legacy Vinyl Windows, LP, a Texas limited partnership (each a “Seller” and collectively the “Sellers”), William E. Robinson, Jr. (“Owner”), on the one hand, and Headwaters Windows, LLC, a Utah limited liability company (“Purchaser”) and Headwaters Incorporated, a Delaware corporation (“Parent”), on the other.

W I T N E S S E T H:

WHEREAS, Sellers presently conduct the Business;

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Sellers, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Bastille Lease” means that certain Lease Agreement, dated September 15, 2007, by and between Turnpike Sub, LLC, a Delaware limited liability company and Krestmark Industries, L.P., a Texas limited partnership, as amended by that certain First Amendment to Lease, dated February 15, 2008, as further amended by that certain Second Amendment to Lease, dated July 31, 2008, and as further amended by that certain Third Amendment to Lease, dated December 1, 2012.

“Business” means Sellers’ business of manufacturing and selling premium vinyl and aluminum windows.

“Business Day” means any day of the year on which national banking institutions in Dallas, Texas are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliant” means (a) that the Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Sellers necessary in order to make such Required Information not misleading; and (b) that no audit opinion with respect to any financial statements contained in the Required Information shall have been withdrawn, amended, qualified or becomes necessary to amend or qualify.

“Contract” means any written contract, indenture, note, bond, lease or other agreement, including purchase orders, customer orders and work orders.

“Documents” shall mean all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Purchased Assets in each case whether or not in electronic form.

“Employee” means all individuals, as of the date hereof, who are employed by any Seller, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law currently in effect or as hereafter amended relating to the protection of human health and safety or the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Contracts” shall mean the Contracts set forth on Schedule 1.1(b).

“Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which any Seller operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Sellers; (v) the effect of any changes in applicable Laws or accounting rules (including GAAP); (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded)); provided however, any that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii)  immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Financing Sources” means the Lenders and any other Persons that have committed to provide or have otherwise entered into agreements in connection with the Transaction Financing, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective arrangers, administrative agents, collateral agents, Affiliates, officers, directors, employees, managers and representatives involved in the Transaction Financing and their respective successors and permitted assigns.

“Fraud” means fraud (which shall be interpreted to require the element of an intentional misrepresentation) with respect to the representations and warranties or covenants contained in this Agreement.

“Furniture and Equipment” shall mean all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Sellers in the conduct of the Business, including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Hardware” shall mean any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste which is regulated by any Government Body including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Escrow Agent” means JPMorgan Chase or such other escrow agent mutually agreeable to the parties hereto.

“Indemnity Escrow Agreement” shall mean the escrow agreement among Sellers, Owner, the Sellers’ Representative, the Indemnity Escrow Agent and Purchaser, substantially in the form of Exhibit F.

“Indemnity Escrow Amount” means an amount equal to seven and a half percent (7.5%) of the Purchase Price as of the Closing.

“Intellectual Property License” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property owned by Sellers, and (ii) any grant to Sellers of a right to use a third Person’s intellectual property rights which is necessary for the use of any Purchased Intellectual Property which is not owned by any Seller.

“Intellectual Property Registrations” means all Purchased Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction, including registered Marks, domain names, Copyrights, issued and reissued Patents and pending applications for any of the foregoing.

“Knowledge of Sellers” means the actual knowledge after reasonable investigation of those Persons identified on Schedule 1.1(a).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Marketing Period” means a period of fifteen (15) consecutive Business Days commencing on the date hereof; provided, only the days in which the Required Information delivered by Seller is complete in all material respects and is Compliant shall be counted toward such fifteen (15) consecutive Business Day period; provided, further that (i) such period shall end prior to August 19, 2016 or commence after September 5, 2016 and (ii) November 25, 2016 (if applicable) shall be excluded from such period; provided, further that in order for such Required Information to be considered not complete in all material respects or not Compliant, Purchaser shall in good faith at any time during the Marketing Period deliver to Sellers’ Representative a written notice to that effect (stating what Required Information is alleged to be not Compliant), and, within three (3) Business Days after the delivery of such notice by Purchaser, Sellers’ Representative shall have failed to deliver a written objection to Purchaser’s assertion, together with reasonably detailed evidence demonstrating that such Required Information is complete in all material respects and Complaint.  Upon such failure by the Sellers’ Representative to timely deliver such objection with such reasonably detailed evidence, such fifteen (15) consecutive Business Day period will be deemed to have not commenced (and will only recommence upon delivery of the Required Information which is complete in all material respects and which is Compliant); provided, further, however, that the Marketing Period in any event shall end on any earlier date on which all of the Transaction Financing has funded.  For the avoidance of doubt, based upon the date this Agreement is being entered into and the requirement that the Marketing Period be a fifteen (15) consecutive Business Day period which ends prior to August 19, 2016 or commence after September 5, 2016, it is understood and agreed that unless waived by the Lenders in their sole and absolute discretion, the Marketing Period is not capable of commencing until after September 5, 2016.

“Material Adverse Effect” means (i) a material adverse effect on the Business, assets, properties, results of operations or financial condition of Sellers (taken as a whole), or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter.

“Net Working Capital” shall mean the consolidated current assets of the Business, listed on Schedule 3.3(a), reduced by the consolidated current liabilities of the Business, listed on Schedule 3.3(a), in each case as determined on a consistent basis as determined by Sellers in the preparation of the Balance Sheet.

“Order” means any order, stay, injunction (preliminary or permanent), judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with the past custom and practice of Sellers.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated;  (iv) liens securing debt as disclosed in the Financial Statements; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not, either individually or in the aggregate, have a Material Adverse Effect.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Products” shall mean any and all products developed, manufactured, marketed or sold by Sellers, whether work in progress or in final form.

“Purchased Contracts” shall mean all Sellers’ Contracts other than Excluded Contracts.

“Purchased Intellectual Property” shall mean all material intellectual property rights used by Sellers in connection with the Business and arising from or in respect of the following:  (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, in each case used primarily in connection with the Business, (collectively, “Copyrights”) and (iv) all Software and Technology of Sellers used in connection with the Business.

“Purchaser’s Closing Certificate” means a certificate of an authorized officer of Purchaser, dated the Closing Date, certifying that each of the conditions set forth in Sections 10.2 (a) and (b) have been satisfied.

“Purchaser’s Officer’s Certificate” means a certificate of an authorized officer of Purchaser certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managers, directors or general partner, as applicable, of Purchaser authorizing the execution, delivery and performance of this Agreement, the Purchaser Documents and the other documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Purchaser Documents and the other documents to be delivered hereunder and thereunder.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” shall mean all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care and (iv) to correct a material condition of non-compliance with Environmental Laws.

“Required Information” shall mean the information to be provided by the Sellers to prepare the Information Memorandum (as defined in the Commitment Letter), and is reasonably necessary to satisfy the conditions set forth in, paragraph (v) of Annex II of the Commitment Letter.

“Retention Bonus Agreement” shall mean that certain Retention Bonus Agreement by and among Sellers, Owner, and Purchaser, executed and delivered contemporaneously with this Agreement.

“Retention Bonus Escrow Account” shall mean the escrow account designated by the escrow agent holding and distributing the Retention Bonus Escrow Amount proceeds to be used for same.

“Sellers’ Closing Certificate” means a certificate of an authorized officer of each Seller, dated the Closing Date, certifying that each of the conditions set forth in Sections 10.1 (a) and (b) have been satisfied.

“Sellers’ Officer’s Certificate” means a certificate of an authorized officer of each Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managers or general partner, as applicable, of each Seller authorizing the execution, delivery and performance of this Agreement, the Seller Documents and the other documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of each Seller authorized to sign this Agreement, the Seller Documents and the other documents to be delivered hereunder and thereunder.

“Software” shall mean, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Target Working Capital” means $11,958,239.00.

“Tax Authorities” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by Sellers.

Section 1.2                                    Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accounting Referee	3.3(c)
Accounts Receivable	2.1(m)
Agreement	Recitals
Allocation	2.7
Alternative Financing	8.11
Antitrust Laws	8.4(b)
Asset Acquisition Statement	2.7
Assignment and Assumption Agreement	4.2(b)
Assignment of Lease	4.2(e)
Assumed Liabilities	2.3
Balance Sheet	5.4
Balance Sheet Date	5.4
Bill of Sale	4.2(a)

Term	Section

Claim	11.5(a)
Closing	4.1
Closing Date	4.1
Closing Statement	3.3(a)
Closing Working Capital	3.3(a)
Commitment Letter	7.4(a)
Confidentiality Agreement	8.6
Copyrights	1.1 (in Purchased Intellectual Property definition)
De Minimis Basket	11.4(a)
Deductible	11.4(a)
Defect Basket	11.4(a)
Disclosure Schedules	Article V
Dispute Notice	3.3(b)
Employee Benefit Plans	5.13(a)
Employment Agreements	10.1(l)
Excluded Assets	2.2
Excluded Liabilities	2.4
Expenses	11.2(d)
Final Working Capital	3.3(e)
Financial Statements	5.4
Financing Deadline	4.4(d)
Fundamental Representations	11.1
Guaranty	12.13(d)
Indemnity Escrow Account	3.2(b)
Indemnity Escrow Termination Date	11.5(c)
Intellectual Property Assignment	4.2(c)
Judicial Action	12.3
Key Employees	4.2(h)
Lenders	7.6(a)
Loss(es)	11.2(a)
Manufacturer’s Defect Claim	8.12
Marks	1.1 (in Purchased Intellectual Property definition)
Material Contract	5.12(a)
Non-Recourse Party	12.13(f)
Nonassignable Assets	2.5(c)
Noncompetition and Nonsolicitation Agreement	4.2(d)
Obligations	12.13(a)
Outside Date	4.4(a)
Owner	Recitals
Owner Documents	6.1
Parent	Recitals
Patents	1.1 (in Purchased Intellectual Property definition)
Personal Property Leases	5.10
Pre-Closing Covenants	11.1

Term	Section

Privileged Document	2.2(h)
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	7.2
Purchaser Indemnified Parties	11.2
Purchaser Plans	9.2(b)
Real Property Lease	5.9
Representative Matters	12.12(a)
Retained Guaranty Claims	12.13(f)
Retained Purchase Agreement Claims	12.13(f)
Retained Other Claims	12.13(f)
Retention Bonus Escrow Amount	3.1
Retention Bonus Escrow Agreement	4.2(f)
Review Period	2.7
Revised Statements	2.7
Seller	Recitals
Seller Documents	5.2
Seller Indemnifying Party	11.2
Seller Indemnified Parties	11.3
Seller Related Parties	12.14
Seller Retention Payments	3.1
Sellers’ Representative	12.12(a)
Standard Procedure	9.1(b)
Survival Period	11.1
Third Party Claim	11.5(a)
Total Consideration	2.7
Transferred Employees	9.1(a)
Transaction Financing	7.6(a)
Vehicle(s)	2.1(h)
Unresolved Items	3.3(c)

Section 1.3                                    Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedules or Exhibits but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1                                    Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, free of Liens other than Permitted Exceptions, all of Sellers’ right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean all of the following assets of Sellers arising directly out of or used exclusively in Sellers’ operation of the Business (other than the Excluded Assets), including:

(a)                                 all inventory;

(b)                                 all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses made by Sellers (including any items related to Tax payments);

(c)                                  all rights of Sellers under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(d)                                 the Furniture and Equipment;

(e)                                  the Purchased Intellectual Property;

(f)                                   the Purchased Contracts;

(g)                                  all Documents, including Documents relating to Products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (d) above, but excluding personnel files for Employees of Sellers who are not Transferred Employees, and excluding such files as may be required under applicable Law regarding privacy;

(h)                                 all motor vehicles owned or leased by Sellers that are identified in Schedule 2.1(h) (the “Vehicles”);

(i)                                     all Permits;

(j)                                    all supplies;

(k)                                 all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Sellers or with third parties, except as described in Section 2.2(d)(iv);

(l)                                     all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors;

(m)                             all accounts or notes receivable held by any Seller and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(n)                                 subject to Section 2.2(j), any rights, claims or causes of action of Sellers against third parties relating to the Business, the Purchased Assets or the Assumed Liabilities, whether known or unknown, contingent or noncontingent; and

(o)                                 all goodwill and other intangible assets associated with the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property.

Section 2.2                                    Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean each of the following assets:

(a)                                 all cash, cash equivalents, bank deposits or similar cash items;

(b)                                 the Excluded Contracts;

(c)                                  any equity interest of any Seller;

(d)                                 any (i) confidential personnel and medical records pertaining to any Employee; (ii) other books and records that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; (iii) minute books and equity interest ledgers of Sellers; and (iv) documents relating to proposals to acquire the Business by Persons other than Purchaser;

(e)                                  any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending before the Closing Date;

(f)                                   all insurance policies or rights to proceeds thereof relating to the Business and all claims arising under such policies (i) prior to the Closing, and (ii) for Losses for which a Seller Indemnifying Party is obligated to indemnify a Purchase Indemnified Party pursuant to Article XI (whether arising prior to, on, or after, the Closing);

(g)                                  any rights, claims, causes of action of Sellers against third parties relating to or otherwise in respect of the operation of the Business or the Purchased Assets prior to the Closing Date;

(h)                                 any documents, information or communication of any Seller that is subject to such Seller’s attorney-client privilege or the work-product immunity doctrine (the “Privileged Document”);

(i)                                     any and all assets of any Seller that are not Purchased Assets;

(j)                                    all rights, claims or causes of action related to or arising out of Losses for which a Seller Indemnifying Party is obligated to indemnify a Purchaser Indemnified Party pursuant to Article XI; and

(k)                                 the items set forth on Schedule 2.2.

If Purchaser or Sellers determine after Closing that books, records or other materials or assets (whether tangible or intangible, in whatever form of media, including electronic) constituting Excluded Assets were delivered to Purchaser, Purchaser shall promptly return them to Sellers.  In furtherance and not in limitation of the foregoing (and notwithstanding any provision of this Agreement to the contrary), in the event it is discovered that any Privileged Document has been inadvertently or unintentionally turned over to Purchaser, Purchaser shall, upon Sellers’ request, promptly destroy such Privileged Document.

Section 2.3                                    Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall timely perform and discharge in accordance with their respective terms, the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)                                 all Liabilities of Sellers under the Purchased Contracts arising after Closing other than Liabilities arising out of an act or omission of Sellers that occurred prior to the Closing;

(b)                                 Liabilities arising from the sale of Products in the Ordinary Course of Business after Closing pursuant to product warranties, product returns and rebates, Liabilities arising from damages sustained by Products when in transit or during the installation process, whether sold before, on, or after the Closing Date, that are not a result of a manufacturer’s defect, and the obligations of Sellers to hang screens on windows previously sold, whether before or after Closing;

(c)                                  trade accounts payable incurred in the Ordinary Course of Business existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable) to the extent included in the calculation of the Closing Working Capital;

(d)                                 all liabilities and obligations for (i) all transfer taxes and all other Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement and (ii) Taxes that arise after the Closing relating to the Business, the Purchased Assets or any liability or obligation assumed by Purchaser pursuant to this Section 2.3;

(e)                                  all other Liabilities with respect to the Purchased Assets or the Transferred Employees arising after the Closing;

(f)                                   all Liabilities set forth on Schedule 2.3(f); and

(g)                                  all Liabilities relating to amounts required to be paid by Purchaser hereunder.

Section 2.4                                    Excluded Liabilities.  Sellers shall retain, and shall  timely pay, perform, and discharge when due, and Purchaser shall not assume or be liable for, any Liabilities of any Seller or in respect of the Purchased Assets or the Business (whether arising out of or relating to a time period before or after the Closing Date, whether accrued, absolute, contingent or otherwise, whether or not disputed, or whether or not disclosed to Purchaser) other than the Assumed Liabilities, including the following Liabilities (collectively, the “Excluded Liabilities”):

(a)                                 all Liabilities arising out of Excluded Assets;

(b)                                 all Liabilities for Taxes (i) for all taxable periods in the case of any Seller and any of their respective Affiliates, in the case of Taxes relating to the Excluded Assets, (ii) for all taxable periods (or portions thereof) ending prior to the Closing Date, in the case of Taxes relating to the Purchased Assets and (iii) under any Tax allocation, sharing or similar agreement (whether oral or written);

(c)                                  all Indebtedness of Sellers and/or the Business owing to financial institutions or any other Person, including any members or Affiliates of any Seller;

(d)                                 all Liabilities relating to amounts required to be paid by Sellers hereunder;

(e)                                  all accounts payable and accrued expenses owed to any third party to the extent not included in the calculation of the Closing Working Capital;

(f)                                   any Liabilities in respect of any pending or threatened Legal Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets prior to the Closing Date;

(g)                                  any Liabilities of any Seller arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of a Seller or present or former beneficiary, dependent or assignee of any such employee;

(h)                                 any Liabilities of any Seller for any present or former employees, officers, directors, managers, retirees, independent contractors or consultants of such Seller, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments that accrued prior to the Closing;

(i)                                     any Liabilities under the Excluded Contracts;

(j)                                    any Liabilities of any Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others; and

(k)                                 any Liabilities relating to the operation of the Business or ownership of the Purchased Assets or under the Purchased Contracts arising out of an act or omission by a Seller, in each case prior to the Closing Date, except as specifically provided for in Section 2.3.

Section 2.5                                    Further Conveyances and Assumptions; Consent of Third Parties.

(a)                                 From time to time following the Closing, Sellers shall, or shall cause their Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b)                                 From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Sellers and their Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)                                  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  With respect to Material Contracts or Permits that are material for the Business as a going concern after the Closing Date, Sellers shall, and shall cause their Affiliates to, use their commercially reasonable efforts to cooperate with Purchaser for up to one hundred and eighty (180) days following the Closing Date in endeavoring to obtain such consents promptly; provided, however, that such efforts shall not require Sellers or any of their Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.  Purchaser and Sellers shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Sellers and their Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.  To the extent permitted by applicable Law, as of and from the Closing Date and during the cooperation period until such time as consents are obtained, or in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Sellers or the applicable Affiliate of Sellers in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Sellers’ or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Sellers shall take or cause to be taken at Purchaser’s expense such actions in their name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Sellers or the applicable Affiliate of Sellers shall promptly pay over to Purchaser all money or other consideration received by them in respect of all Nonassignable Assets.  As of and from the Closing Date, Sellers on behalf of Sellers and their Affiliates authorize Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Sellers or their Affiliates under the Nonassignable Assets and appoint Purchaser their attorney-in-fact to act in their name on their behalf or in the name of the applicable Affiliate of Sellers and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Sellers and their Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

Section 2.6                                    Bulk Sales Laws.  Purchaser hereby waives compliance by Sellers with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements of any “bulk-transfer” Laws which would not otherwise constitute an Assumed Liability shall be treated as an Excluded Liability.

Section 2.7                                    Allocation of Consideration.  Within one hundred eighty (180) days following the Closing, Purchaser shall provide Sellers with an allocation of the Purchase Price (together with the Assumed Liabilities and other relevant items) among the Purchased Assets (the “Allocation”) which Allocation will comply with the requirements of Code Section 1060 and applicable Treasury Regulations thereunder, for Sellers’ review.  Within fifteen (15) days of Sellers’ receipt of such Allocation (the “Review Period”), Sellers may object to such Allocation by delivering notice to Purchaser in writing.  If at the expiration of the Review Period, Sellers have not objected to the Allocation it will be deemed accepted as the final Allocation.  In the event that there is an objection timely raised by Sellers to the Allocation during the Review Period, Sellers and Purchaser shall work together in good faith to come to a mutually agreeable Allocation.  If after thirty (30) days, Sellers and Purchaser are unable to come to an agreement, the Parties shall submit their dispute to the Accounting Referee (as defined below) in accordance with Section 3.3(c).  In accordance with the final Allocation, Purchaser shall prepare and deliver to Sellers copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”).  Purchaser shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any), subject to the Sellers’ review in accordance with this Section 2.7.  All income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such Allocation.

ARTICLE III

CONSIDERATION

Section 3.1                                    Consideration.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $240,000,000.00 (the “Purchase Price”), subject to adjustment as provided in Sections 3.2(c) and 3.3 (which, for purposes of clarification, is inclusive of any portion of $4,566,666.59 (the “Retention Bonus Escrow Amount”) and $7,833,333.41 (the “Seller Retention Payments”) distributed or escrowed pursuant to the Retention Bonus Agreement), and (b) the assumption of the Assumed Liabilities.  The Retention Bonus Escrow Amount shall be distributed by the applicable escrow agent in accordance with the Retention Bonus Agreement.  The Seller Retention Payments shall be distributed by Sellers in accordance with the Retention Bonus Agreement.

Section 3.2                                    Payment of Purchase Price; Funding of Escrow Accounts.

(a)                                 On the Closing Date, Purchaser shall pay (i) the Purchase Price, less the Indemnity Escrow Amount and the Retention Bonus Escrow Amount, to Sellers by payment to an account designated by Sellers, (ii) the Indemnity Escrow Amount to the Indemnity Escrow Agent by payment into the Indemnity Escrow Account, and (iii) the Retention Bonus Escrow Amount to the applicable escrow agent by payment into the Retention Bonus Escrow Account, each of which shall be made by wire transfer of immediately available funds.

(b)                                 The Indemnity Escrow Amount shall be held in an escrow account (the “Indemnity Escrow Account”) to be governed by the terms of this Agreement and of an Indemnity Escrow Agreement, the purpose of which, as more fully set forth Sections 3.3(e) and 11.5(c) and in the Indemnity Escrow Agreement, shall be to provide non-exclusive, readily accessible funds to indemnify the Purchaser Indemnified Parties for any Losses upon the terms of and subject to the limitations of Article XI.

(c)                                  The Retention Bonus Escrow Amount shall be held in an escrow account (the “Retention Bonus Escrow Account”) to be governed by the terms of this Agreement and by the Retention Bonus Agreement.  The Retention Bonus Escrow Amount shall be distributed as set forth in the Retention Bonus Agreement.  To the extent that the Retention Bonus Escrow Amount is distributed to employees and not to Owner or Sellers, such amount shall be a reduction of the Purchase Price and employee expense of Purchaser.  For clarity, such reduction does not require Purchaser to make up such reduction in Purchase Price paid to Sellers.

Section 3.3                                    Purchase Price Adjustment.

(a)                                 As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Sellers’ Representative, the Closing Statement (as defined below) in the form of Schedule 3.3(a) and a certificate based on such Closing Statement setting forth Purchaser’s calculation of Closing Working Capital.  The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the end of business on the Closing Date (“Closing Working Capital”).

(b)                                 If the Sellers’ Representative disagrees with Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(a), the Sellers’ Representative may, within sixty (60) days after delivery of the Closing Statement, deliver a notice to Purchaser stating its disagreement with such calculation and setting forth the Sellers’ Representative’s calculation of such amount (“Dispute Notice”). Any such notice of disagreement shall specify those items or amounts as to which the Sellers’ Representative disagrees, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(a).

(c)                                  If Sellers’ Representative has delivered a Dispute Notice pursuant to Section 3.3(b), Purchaser and the Sellers’ Representative shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If during such period, Purchaser and the Sellers’ Representative are unable to resolve such items in dispute as provided in the Dispute Notice (the “Unresolved Items”), they shall promptly thereafter cause Montgomery Coscia Greilich LLP (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by the Sellers’ Representative and Purchaser) (Montgomery Coscia Greilich LLP or such other independent accountant, as the case may be, the “Accounting Referee”) to review this Agreement and the Unresolved Items for the purpose of calculating Closing Working Capital, based solely on the provisions of this Agreement and the written presentations by Purchaser and the Sellers’ Representative and not on an independent review. The Accounting Referee may not take oral testimony from the parties hereto or any other Person. In making such calculation, the Accounting Referee shall consider only the Unresolved Items and its decision for each such Unresolved Item shall not be greater than the greatest value, or lower than the lowest value, for such item as provided by Sellers’ Representative in the Dispute Notice or Purchaser in the Closing Statement, as the case may be.  The parties hereto agree that all adjustments shall be made without regard to materiality. The Accounting Referee shall deliver to Purchaser and the Sellers’ Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon Purchaser and Sellers. The fees and expenses of the Accounting Referee shall be allocated between Sellers, on one hand, and Purchaser, on the other, based upon the percentage which the portion of the contested amount not awarded to each such party bears to the total amount contested by such parties.

(d)                                 Purchaser and Sellers shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.

(e)                                  If Final Working Capital exceeds the Target Working Capital, Purchaser shall pay to Sellers such difference, in the manner and with interest as provided in Section 3.3(f), the amount of such excess and, if the Target Working Capital exceeds Final Working Capital, Sellers shall pay to Purchaser such difference, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.3(f).  “Final Working Capital” means Closing Working Capital (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.3(a) if no Dispute Notice is duly delivered pursuant to Section 3.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and the Sellers’ Representative pursuant to Section 3.3(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 3.3(c); provided, however, that in no event shall Final Working Capital be more than the Sellers’ Representative’s calculation of Closing Working Capital set forth in the Dispute Notice or less than Purchaser’s calculation of Closing Working Capital as set forth in the Closing Statement.  In the event that an amount is required to be paid by Sellers pursuant to this Section 3.3(e), Sellers’ Representative and Purchaser shall jointly instruct the Indemnity Escrow Agent to pay such amount to Purchaser from the Indemnity Escrow Account, and Sellers and Owner shall promptly replenish such distributed amount in the Indemnity Escrow Account for satisfaction if indemnity claims pursuant to Section 11.5(c).

(f)                                   Any payment pursuant to Section 3.3(e) shall be made at a mutually convenient time and place within five (5) Business Days after Final Working Capital has been determined by wire transfer by Purchaser or the Sellers’ Representative, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by the

Wall Street Journal as the “prime rate” at large U.S. money center banks during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

ARTICLE IV

CLOSING AND TERMINATION

Section 4.1                                    Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Wick, Phillips, Gould & Martin, LLP, located at 3131 McKinney Avenue, Suite 100, Dallas, Texas 75204, at 10:00 a.m. Dallas, Texas Time on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date” and the Closing will be deemed effective at 12:01 a.m. Dallas, Texas Time on the Closing Date.

Section 4.2                                    Sellers’ Deliveries.  At the Closing, Sellers shall deliver, or cause to be delivered to Purchaser:

(a)                                 duly executed bills of sale, in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b)                                 an assignment and assumption agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Sellers;

(c)                                  an assignment of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property, in the form attached hereto as Exhibit C (the “Intellectual Property Assignment”), duly executed by Sellers;

(d)                                 a noncompetition and nonsolicitation agreement for each Seller and Owner, in the form attached hereto as Exhibit D (the “Noncompetition and Nonsolicitation Agreement”), duly executed by each Seller and Owner;

(e)                                  an assignment and assumption of lease for each Real Property Lease, in the form attached hereto as Exhibit E (the “Assignment of Lease”), duly executed by each Seller, as applicable;

(f)                                   the Retention Bonus Escrow Agreement (“Retention Bonus Escrow Agreement”), duly executed by each Seller, Owner and Sellers’ Representative;

(g)                                  the Indemnity Escrow Agreement, in the form attached hereto as Exhibit F, duly executed by each Seller, Owner and Sellers’ Representative;

(h)                                 Employment Agreements duly executed by each of the employees listed on Exhibit G hereto (the “Key Employees”);

(i)                                     written consents or other form of approval by the members, managers and partners of each Seller of the execution of this Agreement and the consummation of the transactions contemplated hereby;

(j)                                    certificates of good standing (or its equivalent) issued by the Texas Secretary of State for each Seller;

(k)                                 a certificate of non-foreign status executed by each Seller or, if applicable, Owner, that complies with Treasury Regulation Section 1.1445-2(b)(2); and

(l)                                     a certificate of title, duly endorsed for transfer, with respect to each Vehicle; and

(m)                             a Certificate of No Tax Due issued by the Comptroller of the State of Texas regarding each of the Sellers as of a date that precedes the Closing Date, in such form as may be reasonably acceptable to Purchaser.

Section 4.3                                    Purchaser Deliveries.  At the Closing, Purchaser shall deliver to Sellers:

(a)                                 evidence of the wire transfers of the Purchase Price and the Retention Bonus Escrow Amount;

(b)                                 an Assignment and Assumption Agreement, duly executed by Purchaser;

(c)                                  an Assignment of Lease for each Real Property Lease, duly executed by Purchaser;

(d)                                 a Noncompetition and Nonsolicitation Agreement for each Seller and Owner, duly executed by Purchaser; and

(e)                                  the Retention Bonus Escrow Agreement, duly executed by Purchaser;

(f)                                   the Indemnity Escrow Agreement, duly executed by Purchaser;

(g)                                  a certificate of good standing (or its equivalent) issued by the Secretary of State of its jurisdiction of organization; and

(i)                                           a certificate of good standing (or its equivalent) for Parent issued by the Secretary of Parent’s jurisdiction of organization.

Section 4.4                                    Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 At the election of Sellers or Purchaser on or after October 1, 2016 (the “Outside Date”) if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 10.1(a) and (b) or Sections 10.2 (a) and (b) and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt of notification of such breach; and provided further that such date shall be automatically extended for sixty (60) days if only the conditions to Closing set forth in Sections 10.1(g) and 10.2(g) remain unsatisfied or unwaived at the Outside Date;

(b)                                 by mutual written consent of Sellers and Purchaser;

(c)                                  by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); or

(d)                                 by Sellers, if after the Marketing Period (i) all of the conditions set forth in Section 10.1 (other than the condition set forth in Section 10.1(j)) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are reasonably capable of being satisfied at the Closing), (ii) Sellers have confirmed in a written notice delivered to Purchaser that the conditions set forth in Section 10.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or that Sellers have confirmed by written notice to Purchaser that they are willing to waive any such unsatisfied condition (except the condition in Section 10.2(b) as it relates to Section 8.11)  and (iii) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days (the “Financing Deadline”) after the delivery of such written notice by Sellers and Sellers stood ready, willing and able to consummate the transactions contemplated by this Agreement through the end of the Financing Deadline.

Section 4.5                                    Procedure Upon Termination.  In the event of termination by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers.

Section 4.6                                    Effect of Termination.

(a)                                 In the event that this Agreement is terminated in accordance with Section 4.4, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, that no such termination shall relieve Purchaser or Sellers of any liability for a breach (i) of this Agreement prior to the date of such termination or (ii) by any party hereto of the obligations of such party set forth in Article XII hereof, which shall survive any such termination and shall be enforceable hereunder.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(b)                                 The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Sellers of their obligations under the Confidentiality Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the exceptions set forth in the Disclosure Schedules, to be delivered by Sellers to Purchaser contemporaneously with the execution and delivery of this Agreement (the “Disclosure Schedules”), and Section 5.26, Sellers hereby, jointly and severally, represent and warrant to Purchaser:

Section 5.1                                    Organization and Good Standing.  Each of Krestmark Industries, L.P. and Legacy Vinyl Windows, LP, is a duly organized, validly existing limited partnership, in good standing under the laws of the State of Texas and Crest Vinyl Extrusions, LLC is a duly organized, validly existing limited liability company, in good standing under the laws of the State of Texas.  Each Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Seller is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

Section 5.2                                    Authorization.  Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller.  This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3                                    Conflicts; Consents of Third Parties.

(a)                                 Except as set forth on Schedule 5.3 of the Disclosure Schedules, none of the execution and delivery by Sellers of this Agreement or the other Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation of each Seller and the agreement of limited partnership of Krestmark Industries, L.P. or Legacy Vinyl Windows, LP or the company agreement of Crest Vinyl Extrusions, LLC; (ii) any Contract or Permit to which any Seller is a party or by which any of the properties or assets of any Seller is bound; (iii) any Order of any Governmental Body applicable to any Seller or by which any of the properties or assets of any Seller is bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.3 of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the other Seller Documents, the compliance by Sellers with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the taking by Sellers of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, and (ii) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not have a Material Adverse Effect.

Section 5.4                                    Financial Statements.  Sellers have delivered to Purchaser copies of (i) the audited consolidated balance sheets of Sellers as at December 31 in each of the years 2013, 2014 and 2015 and the related audited consolidated statements of income and of cash flows of Sellers for the years then ended and (ii) the unaudited consolidated balance sheets of Sellers as of June 30, 2016 and the related consolidated statements of income and cash flows of Sellers for the six (6) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Except as set forth in the notes thereto and as disclosed in Schedule 5.4 of the Disclosure Schedules, each of the Financial Statements has been prepared in accordance with GAAP (with the exception of normal and recurring year-end adjustments, with the scope and type of such normal and recurring year-end adjustments set forth on Schedule 5.4 of the Disclosure Schedules, and the absence of notes in the case of any unaudited Financial Statements), consistently applied and presents fairly in accordance with GAAP in all material respects the consolidated financial position, results of operations and cash flows of Sellers as of the dates and for the periods indicated therein.

For the purposes hereof, the unaudited consolidated balance sheet of Sellers as of June 30, 2016 is referred to as the “Balance Sheet” and June 30, 2016 is referred to as the “Balance Sheet Date.”

Section 5.5                                    No Undisclosed Liabilities. No Seller has any Liabilities other than (i) as reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (iii) Liabilities incurred in connection with the transactions contemplated hereby, (iv) Excluded Liabilities, (v) Liabilities associated with the performance of executory Contracts (none of which relate to breach of Contract, breach of warranty, tort or violation of Law), and (vi) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.6                                    Title to Purchased Assets; Sufficiency.

(a)                                 Except as set forth in Schedule 5.6 of the Disclosure Schedules, Sellers own and have good title to each of the Purchased Assets, free and clear of all Liens other than the Permitted Exceptions.

(b)                                 The Purchased Assets, together with Sellers’ agreements hereunder and under the other Seller Documents, constitute all of the assets necessary for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business as it has been conducted by Sellers, except insurance, management, legal and other corporate services and the Excluded Assets.  None of the Excluded Assets are material to the Business of Sellers.

Section 5.7                                    Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7 of the Disclosure Schedules, since the Balance Sheet Date (i) Sellers have conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

Section 5.8                                    Taxes.

(a)                                 Except as set forth on Schedule 5.8(a) of the Disclosure Schedules, and except for matters that would not have a Material Adverse Effect, (i) Sellers have timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of any applicable Seller); and (ii) all Taxes shown to be payable on such Tax Returns have been paid if due prior to the Closing Date or accrued if payable after the Closing Date.  All such Tax Returns are, or will be, true, complete and correct in all respects.  No Seller has outstanding or unsatisfied deficiency assessments with respect to any material Taxes.

(b)                                 Sellers are not “Foreign Persons” within the meaning of Section 1445 of the Code.

(c)                                  There are no Liens against the Purchased Assets in respect of any Taxes, other than Permitted Exceptions.

(d)                                 There is no material action or proceeding or unresolved claim for assessment or collection, pending or threatened in writing by any Governmental Body for assessment or collection from any of Sellers of any Taxes imposed on or with respect to the Purchased Assets or the Business.

(e)                                  (i) Sellers currently are not the beneficiaries of any extension of time within which to file any material Tax Return with respect to Taxes imposed on or with respect to the Purchased Assets or the Business, and (ii) no Seller has waived any statute of limitations in respect of material Taxes imposed on or with respect to the Purchased Assets or the Business or agreed to any extension of time with respect to an assessment of material Taxes imposed on or with respect to the Purchased Assets or the Business, which waiver or extension is currently in effect.

(f)                                   There is no material dispute or claim concerning any Tax Liability of any Seller relating in whole or in part to the Purchased Assets or the Business claimed or raised by any Governmental Body in writing.

(g)                                  No claim has ever been made by a Tax authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets.

(h)                                 All material Taxes required to have been withheld, collected, deposited and paid prior to the Closing Date, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, with respect to the Purchased Assets or the Business have been so timely withheld, collected, deposited or paid, as the case may be.

Section 5.9                                    Real Property.

(a)                                 Schedule 5.9 of the Disclosure Schedules sets forth a complete list of all leases of real property by any Seller (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee. Sellers do not own, and have not owned, any real property. No Seller has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Real Property Leases.

(b)                                 A Seller holds a valid leasehold interest in, or a valid license to occupy, the Real Property Leases (to which each is a party to), in each case free and clear of any Liens other than Permitted Exceptions.

(c)                                  Each Real Property Lease is a legal, valid and binding obligation of Sellers, as applicable, is in full force and effect, and has not been amended (other than with respect to any amendments made available to Purchaser); and (ii) (A) Sellers are not in default under any Real Property Lease in any material respect and (B) to the Knowledge of Sellers, no landlord or sublandlord under any of the Real Property Leases is in default under such landlord or sublandlord’s applicable Real Property Lease.

(d)                                 The real property subject to the Real Property Leases represent the only real property used by Sellers with respect to the Business as currently operated.

(e)                                  No Seller has leased or otherwise granted to any Person the right to use or occupy any of the real property subject to the Real Property Leases.

(f)                                   The Sellers’ use, operation and maintenance of the real property subject to the Real Property Leases as presently utilized in the Business complies in all material respects with the requirements of applicable building, zoning and other similar Law or Governmental Order of any applicable Governmental Body and any other restrictions to which such is subject.

Section 5.10                             Tangible Personal Property.  Except for the Excluded Assets, the Purchased Assets include all assets that are owned or leased by Sellers that are used or held for use in the Business as currently operated.  Sellers have good and marketable title to all of the Purchased Assets, free and clear of any Liens, other than Permitted Exceptions. Schedule 5.10 of the Disclosure Schedules sets forth, as of the date hereof, all leases of personal property by Sellers (“Personal Property Leases”) involving annual payments in excess of $10,000.00.  As of the date hereof, no Seller has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Sellers under any of the Personal Property Leases.

Section 5.11                             Intellectual Property.  Schedule 5.11 of the Disclosure Schedules lists all the Intellectual Property Registrations.  Except as set forth on Schedule 5.11 of the Disclosure Schedules, Sellers own or have valid licenses to use all Purchased Intellectual Property used by them in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not, individually or in the aggregate, have a Material Adverse Effect. Except as set for the on Schedule 5.11 of the Disclosure Schedules, (i) no Seller has received any written notice asserting that the conduct of the Business infringes upon or violates any intellectual property rights of any Person, (ii) no Seller has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property License to which any Seller is a party or by which it is bound and (iii) to the Knowledge of Sellers, the conduct of the Business as presently conducted does not infringe upon or otherwise violate the intellectual property rights of any Person. Sellers have taken reasonably necessary steps to maintain and protect the Purchased Intellectual Property Rights owned by Sellers.  All fees associated with maintaining any owned Purchased Intellectual Property required to have been set forth on Schedule 5.11 of the Disclosure Schedules have been paid in full in a timely manner to the proper Governmental Body and, except as set forth on Schedule 5.11 of the Disclosure Schedules, no such fees are due within the three-month period after the Closing Date.

Section 5.12                             Material Contracts.

(a)                                 Schedule 5.12(a) of the Disclosure Schedules sets forth, as of the date hereof, all of the following Contracts to which any Seller is a party or by which it is bound and that are primarily related to the Business or by which the Purchased Assets may be bound or affected (collectively, the “Material Contracts”):

(i)                                     Contracts with any Affiliate or current or former officer or director of Sellers (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

(ii)                                  Contracts with any labor union or association representing any employees of Sellers;

(iii)                               Contracts for the sale of any of the assets of Sellers, other than in the Ordinary Course of Business, for consideration in excess of $100,000.00;

(iv)                              Contracts relating to the acquisition by Sellers of any operating business or the capital stock of any other Person, in each case for consideration in excess of $100,000.00;

(v)                                 Contracts relating to incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $100,000.00;

(vi)                              Contracts which involve the expenditure of more than $100,000.00 in the aggregate or require performance by any party more than one (1) year from the date hereof that, in either case, are not terminable by Sellers without penalty on notice of one hundred and eighty (180) days or less;

(vii)                           Contracts representing all Real Property Leases;

(viii)                        Contracts that relates to the formation, creation, or operation of any material joint venture, partnership or other similar arrangement;

(ix)                              Contracts that prohibit Sellers or the Business from engaging in any line of business or competing with any Person in any geographic area or line of business;

(x)                                 Contracts that grant to a third party any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Business;

(xi)                              Contracts for the employment for any period of time of any employee of any Seller, or the payment of severance benefits, retention bonuses or sales bonuses to any employee of any Seller;

(xii)                           Contracts for the treatment or disposal of Hazardous Material; or

(xiii)                        Contracts with a Governmental Body.

(b)                                 Except as set forth on Schedule 5.12(b) of the Disclosure Schedules, no Seller has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by any Seller under any Material Contract and to the Knowledge of Sellers no counterparty has received any written notice of any default under any Material Contract, except for defaults that would not have a Material Adverse Effect.  Sellers have made available to Purchaser true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 5.13                             Employee Benefits.

(a)                                 Schedule 5.13(a) of the Disclosure Schedules lists all material “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by any Seller or to which any Seller contributed during the six year period ending on the Closing Date, or is obligated to contribute thereunder for current or former employees of any Seller (the “Employee Benefit Plans”).

(b)                                 None of Sellers nor any trade or business (whether or not incorporated) which are or have been under common control, or which are or have been treated, during the six year period ending on the Closing Date, as a single employer with any Seller under Section 414(b), (c), (m) or (o) of the Code maintain, sponsor or contribute to, or, during the six year period ending on the Closing Date, have maintained, sponsored or been required to contribute to, any “employee pension plan”, as defined in Section 3(2) of ERISA.

(c)                                  True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans have been made available to Purchaser (i) current plan documents and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 for the past three (3) years and schedules thereto, (iii) the most recent summary plan descriptions (including documents updating such descriptions) and (iv) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(d)                                 None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)                                  Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

(f)                                   Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in any payment becoming due to any employee of any Seller; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.14                             Labor.

(a)                                 Except as set forth on Schedule 5.14 of the Disclosure Schedules, no Seller is a party to any labor or collective bargaining agreement.

(b)                                 Except as set forth on Schedule 5.14 of the Disclosure Schedules, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Sellers, threatened against or involving any Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any employee or group of employees of any Seller, except in each case as would not have a Material Adverse Effect.

Section 5.15                             Litigation.

(a)                                 Except as set forth on Schedule 5.15 of the Disclosure Schedules, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller, including any Legal Proceeding which affects any Seller, the Business, the Purchased Assets or the Assumed Liabilities, or which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement, and, to the Knowledge of Sellers, there is no reasonable basis for any such Legal Proceeding.

(b)                                 Except as set forth on Schedule 5.15 of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

Section 5.16                             Compliance with Laws; Permits.

(a)                                 Subject to Schedule 5.16(b) of the Disclosure Schedules, each Seller is in compliance with all Laws applicable to its respective operations or assets of the Business, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. No Seller has received any written notice of or been charged with the violation of any Laws, except where such violation would not have a Material Adverse Effect.

(b)                                 Subject to Schedule 5.16(b) of the Disclosure Schedules, Sellers currently have all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not have a Material Adverse Effect. Schedule 5.16(b) of the Disclosure Schedules contains a list of all material Permits that are required for the operation of the Business as currently conducted. Sellers are in material compliance with the terms and requirement of each Permit listed on Schedule 5.16(b) of the Disclosure Schedules, no notice of violation of any such Permit has been received from any Governmental Body and no proceeding is pending or, to the Knowledge of Sellers, threatened to revoke or limit any such Permit.

(c)                                  None of the representations and warranties in this Section 5.16 shall be deemed to relate to environmental matters (which are governed by Section 5.17), employee benefits matters (which are governed by Section 5.13), employment matters which are governed by Section 5.14) or tax matters (which are governed by Section 5.8).

Section 5.17                             Environmental Matters.  The representations and warranties contained in this Section 5.17 and Section 5.19 are the sole and exclusive representations and warranties of Sellers pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except as set forth on Schedule 5.17 of the Disclosure Schedules, and except in each case as would not have a Material Adverse Effect:

(a)                                 Sellers have obtained and are in compliance with all Permits required under all applicable Environmental Laws necessary to operate the Business;

(b)                                 Sellers have operated their facilities and conducted the Business in compliance with all applicable Environmental Laws;

(c)                                  no Seller is the subject of any outstanding Order or Contract with any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d)                                 no Seller has received any written communication alleging either or both that such Seller may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(e)                                  to the Knowledge of Sellers, there are no investigations of the Business, or currently or previously owned, operated or leased property of Sellers pending or threatened which would reasonably be expected to result in the imposition of any liability pursuant to any Environmental Law; and

(f)                                   to the Knowledge of Sellers, there is not located at any of the properties leased by Sellers any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls.

Section 5.18                             Financial Advisors.  Except as set forth on Schedule 5.18 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

Section 5.19                             OSHA.

(a)                                 Since January 1, 2013, Sellers have not received any written communication alleging that Sellers are in violation of OSHA as a result of the conduct of the Business, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, there are no investigations by any Governmental Body pending or threatened that would reasonably be expected to lead to the imposition of any Liability on Sellers pursuant to OSHA as a result of the conduct of the Business, except for any Liability that would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Schedule 5.19(b) of the Disclosure Schedules sets forth all written reports in Sellers’ possession, as of the date hereof, on any formal internal OSHA audits conducted by Sellers or their Affiliates with respect to Sellers’ operation of the Business performed within the previous three (3) years by any Person.

Section 5.20                             Products: Warranties and Liability.

(a)                                 Schedule 5.20 of the Disclosure Schedules sets forth a description of all of Sellers’ current warranty, replacement and/or return policies or practices with respect to Products sold by the Business.

(b)                                 Schedule 5.20 of the Disclosure Schedules sets forth a correct and complete list and summary description of all material existing unresolved claims asserted against a Seller in writing as of since January 1, 2013 arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any Product.

Section 5.21                             Insurance Matters.  Schedule 5.21 of the Disclosure Schedules sets forth the policies of insurance presently in force covering the Business and Purchased Assets, including those covering public and product liability, personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium. The insurance policies set forth on Schedule 5.21 of the Disclosure Schedules are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid and will be paid up to the Closing Date. As of the date hereof, no notice of cancellation, premium increase, alteration of coverage or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of all Contracts relating to the Business and applicable Law; are valid, outstanding and enforceable policies; will remain in full force and effect through the Closing without the payment of additional premiums. As of the date hereof, there are no claims related to the Business pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 5.22                             Accounts Receivable.  Schedule 5.22 of the Disclosure Schedules contains a true and accurate aging schedule of all accounts receivable as of June 30, 3016.  Each such account receivable represents a valid transaction made in the Ordinary Course of Business. Sellers have performed all of their material obligations relating to the transaction to which such account receivable relates. Allowances in accordance with GAAP consistently applied with Sellers’ past practices have been reflected in the Financial Statements with respect to the accounts receivable shown thereon.

Section 5.23                             Inventory.  The inventory included in the Financial Statements consists of items of a quality and quantity which are usable or, in the case of finished goods, saleable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 5.24                             Customers.  Schedule 5.24 of the Disclosure Schedules sets forth a list of the names of the ten largest unaffiliated customers (based on revenue) of the Business for the twelve months ended December 31, 2015.  Sellers believe that they have good working relationships with each of such customers and, as of the date hereof, have not received any written notice, and do not have any reason to believe, that any of such customers intend to cancel or otherwise modify their relationship with Sellers in a material manner.

Section 5.25                             Suppliers.  Schedule 5.25 of the Disclosure Schedules sets forth a list of the names of the ten largest unaffiliated suppliers to the Business for the twelve months ended December 31, 2015.  Sellers believe that they have good working relationships with each of such supplier and, as of the date hereof, have not received any written notice, and do not have any reason to believe, that any of such suppliers intend to cancel or otherwise modify their relationship with Sellers in a material manner (excluding price increases in the Ordinary Course of Business).

Section 5.26                             No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules, as modified or supplemented hereunder), neither Sellers, Owner nor any other Person make any other express or implied representation or warranty with respect to Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Sellers and Owner disclaim any other representations or warranties, whether made by Owner, Sellers, any Affiliate of any Seller or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article V hereof (as modified by the Disclosure Schedules, as modified or supplemented hereunder), the Purchased Assets and the Business are being sold “AS IS” “WHERE IS” with all faults, and Sellers and Owner (i) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or any of its Affiliates or their respective representatives (including any opinion, confidential information memorandum, management presentation, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Sellers, Owner or any of their respective Affiliates).  Neither Owner nor Sellers make any representation or warranty to Purchaser regarding the probable success or profitability of the Business.  The disclosure of any matter or item in any schedule hereto or the Disclosure Schedules shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING OWNER

Sellers and Owner hereby represent and warrant to Purchaser that:

Section 6.1                                    Authorization of Agreement.  Owner has all requisite legal capacity, power, authority and legal right to execute, deliver and perform under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Owner in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Owner Documents”), his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 6.2                                    Conflicts.  Neither the execution and delivery by Owner of this Agreement, the other Owner Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Owner with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation of Owner to make any payment under, or result in the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than the Permitted Exceptions) upon any of the properties or assets of Owner (with or without notice or lapse of time, or both) under any provision of: (a) any Contract, or Permit to which Owner is a party or by which any of the properties or assets of Owner are bound; (b) any Order applicable to Owner or the properties or assets of Owner; or (c) any applicable Law, other than such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

Section 6.3                                    Litigation.  Except as set forth on Schedule 6.3 of the Disclosure Schedules, as of the date hereof, there is no Legal Proceeding pending or, to the actual knowledge of Owner, threatened against Owner, or to which Owner is otherwise a party, relating to this Agreement, the other Owner Documents or the transactions contemplated hereby or thereby.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent hereby, jointly and severally, represent and warrant to Sellers that:

Section 7.1                                    Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah, Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and they both have all requisite corporate power and authority to own, lease and operate their properties and to carry on their businesses as now conducted.

Section 7.2                                    Authorization of Agreement.  Each of Purchaser and Parent have full limited liability company or corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser or Parent, as applicable, in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser and Parent of this Agreement and each other Purchaser Document to which it is a party has been duly authorized by all necessary limited liability company or corporate action on behalf of Purchaser and Parent, as applicable.  This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and Parent, to the extent it is a party thereto, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent, to the extent it is a party thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.3                                    Conflicts; Consents of Third Parties.

(a)                                 None of the execution and delivery by Purchaser or Parent of this Agreement and of the other Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser or Parent, as applicable, with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation, certificate of formation, operating or limited liability company agreement or by-laws of Purchaser or Parent, (ii)  any Contract or Permit to which Purchaser or Parent is a party or by which Purchaser or Parent or their properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or Parent or by which any of the properties or assets of Purchaser or Parent are bound or (iv) any applicable Law.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or Parent in connection with the execution and delivery of this Agreement or the other Purchaser Documents, the compliance by Purchaser or Parent with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser or Parent of any other action contemplated hereby, or for Purchaser or Parent to conduct the Business, except for compliance with the applicable requirements of the HSR Act.

Section 7.4                                    Litigation.  There are no Legal Proceedings pending or, to the actual knowledge of Purchaser or Parent, threatened against Purchaser or Parent, or to which Purchaser or Parent are otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser or Parent to perform their obligations under this Agreement or to consummate the transactions hereby.  Purchaser and Parent are not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser and Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 7.5                                    Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or Parent in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 7.6                                    Financial Capability.

(a)                                 Purchaser has delivered to Sellers a true and complete copy of an executed debt commitment letter (the “Commitment Letter”) from Deutsche Bank AG New

York Branch and Deutsche Bank Securities Inc. (the “Lenders”), pursuant to which the Lenders have committed, on the terms and subject to the conditions set forth therein, to provide or cause to be provided, debt financing in the amounts set forth therein (the “Transaction Financing”) to Purchaser in connection with the transactions contemplated by this Agreement.

(b)                                 As of the date of this Agreement, the Commitment Letter has not been amended or modified, and as of the date of this Agreement, the Commitment Letter is in full force and effect.  The Commitment Letter constitutes the legal, valid and binding obligations of Purchaser.  The Commitment Letter is subject to no contingencies or conditions related to the funding of the amounts set forth in the Commitment Letter, other than as expressly set forth in the Commitment Letter as it may be amended or modified as permitted in accordance with Section 8.11.  The fee letter between the Lenders and Purchaser contains no terms giving the Lenders the ability to add additional conditions to the funding of the loans described in the Commitment Letter. As of the date of this Agreement, Purchaser has fully paid any and all commitment fees and other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement pursuant to the terms of the Commitment Letter. Subject to its terms and conditions, the Transaction Financing, when disbursed pursuant to the Commitment Letter or Alternative Financing, will provide Purchaser with financing at the Closing sufficient to permit Purchaser to pay the Purchase Price and to otherwise timely perform its obligations hereunder.

Section 7.7                                    Solvency.

(a)                                 Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the debt and equity financings being entered into in connection therewith);

(i)                                     the fair saleable value (determined on a going concern basis) of the assets of Purchaser shall be greater than the total amount of its liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)                                  Purchaser shall be able to pay its debts and obligations in the ordinary course of its business as they become due; and

(iii)                               Purchaser will have adequate capital to carry on its businesses and all businesses in which it is about to engage.

(b)                                 In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or Sellers.

ARTICLE VIII

COVENANTS

Section 8.1                                    Access to Information.  Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Each Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with the reasonable requests of Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to the Business and to maintain the confidentiality of the existence of this Agreement and the pending transaction contemplated hereby.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Sellers are bound.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Sellers, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, Sellers, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of Sellers.

Section 8.2                                    Conduct of the Business Pending the Closing.

(a)                                 Prior to the Closing, except (i) as set forth on Schedule 8.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Sellers shall:

(i)                                     conduct the Business only in the Ordinary Course of Business; and

(ii)                                  use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of Sellers, and (B) preserve the present relationships with customers and suppliers of Sellers.

(b)                                 Except (i) as set forth on Schedule 8.2,  (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Sellers shall not, solely as it relates to the Business:

(i)                                     other than in the Ordinary Course of Business, (A) materially increase the annual level of compensation of any manager, general partner or executive officer of any Seller, (B) increase the annual level of compensation payable or to become payable by any Seller to any of their respective managers, general partners or executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any manager, general partner or executive officer, (D) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Seller is a party or involving a manager, general partner or executive officer of such Seller, except, in each case, as required by any of the Employee Benefit Plans;

(ii)                                  make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(iii)                               subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;

(iv)                              acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(v)                                 enter into or agree to enter into any merger or consolidation with, any corporation or other entity;

(vi)                              cancel or compromise any debt or claim or waive or release any material right of any Seller that constitutes a Purchased Asset except in the Ordinary Course of Business;

(vii)                           enter into any commitment for capital expenditures in excess of $25,000.00 for any individual commitment and $100,000.00 for all commitments in the aggregate;

(viii)                        enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization; or

(ix)                              agree to do anything prohibited by this Section 8.2.

Section 8.3                                    Consents.

(a)                                 Sellers shall use their commercially reasonable efforts, and Purchaser shall cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 5.3(b) hereof; provided, however, that

Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(b)                                 In furtherance of Section 8.3(a), Purchaser shall cause the letter of credit provided by Sellers in support of the Bastille Lease to be replaced and returned to Sellers.

Section 8.4                                    Regulatory Approvals.

(a)                                 Each of Purchaser and Sellers (if necessary) shall (i) have made all filings required of each of them or their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b)                                 Each of Purchaser and Sellers shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade

(collectively, the “Antitrust Laws”).  Each of Purchaser and Sellers shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor any of its Affiliates shall be required to take any action, agree to any restriction or condition or enter into any agreement that relates to or affects in any manner any business or assets of Purchaser or its Affiliates, including any obligation (whether before or after the Closing Date):  (i) to dispose or cause any of its Affiliates to dispose of any assets; (ii) to discontinue or cause any of its Affiliates to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Affiliates to license or otherwise make available, to any Person, any Technology or other intellectual property right; (iv) to hold separate or cause any of its Affiliates to hold separate any assets or operations; or (v) to make or cause any of its Affiliates to make any commitment (to any Governmental Body or otherwise) regarding its future operations.

Section 8.5                                    Further Assurances.  Subject to the limitations set forth herein, each of Sellers and Purchaser shall use commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 8.6                                    Confidentiality.  Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement between Purchaser and Sellers dated April 14, 2016 (the “Confidentiality Agreement”).  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Sellers or Owner or their respective representatives concerning Sellers or Owner shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 8.7                                    Preservation of Records.  Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings or tax audits against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Sellers or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

Section 8.8                                    Publicity.

(a)                                 Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Sellers lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

(b)                                 Each of Purchaser and Sellers agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Sellers (as applicable agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party shall request.

Section 8.9                                    Disclosure Schedules.  Sellers may, at their option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

Section 8.10                             Independent Investigation; No Reliance.  In connection with its investment decision, Purchaser and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Purchased Assets, Assumed Liabilities and the Business as desired by Purchaser.  The purchase of the Purchased Assets and the assumption of the Assumed Liabilities by Purchaser and the consummation of the transactions contemplated hereby by Purchaser are not done in reliance upon any representation or warranty by, or information from, Sellers, Owner or any of their respective Affiliates or any of their respective officers, directors, employees, agents or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose or of conformity to models or samples of materials, except for the representations and warranties specifically and expressly set forth in Article V and Article VI (in each case, as modified by the Disclosure Schedules), and Purchaser acknowledges and agrees that Sellers and Owner expressly disclaim any other representations and warranties.  Such purchase and consummation are instead done entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Purchased Assets, as well as those representations and warranties by Sellers and Owner, as applicable, specifically and expressly set forth in Article V and Article VI (in each case, as modified by the Disclosure Schedules).  Purchaser acknowledges that no Seller or Owner has made any representations or warranties to Purchaser or any of its Affiliates or their respective employees or representatives regarding the probable success or profitability of the

Business and that Purchaser is not relying on any representations or warranties of Sellers or Owner, including those set forth in Article V and Article VI, with respect to the probable success or profitability of the Business.  Purchaser further acknowledges that no Seller, any Affiliate thereof, or any officer, director, employee, agent or representative thereof or any other Person has been authorized to make nor has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Purchased Assets or the Assumed Liabilities or the transactions contemplated by this Agreement (and Purchaser has not relied on any such representation or warranty) not specifically and expressly set forth in Article V and Article VI (in each case, as modified by the Disclosure Schedules), and none of Sellers, Owner or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Affiliates or any employee or representative thereof or Purchaser’s use of any such information, including any confidential information memoranda, any materials uploaded to any electronic data room in connection with the transactions contemplated by this Agreement or any due diligence report by any third party or any other document or information in any form provided or made available to Purchaser or its Affiliates or any employee or representative thereof, including management presentations, in connection with the transactions contemplated hereby.  Purchaser specifically disclaims any obligation or duty of Sellers or Owner to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article V and Article VI (in each case, as modified by the Disclosure Schedules).  With respect to any projection or forecast delivered by or on behalf of Sellers or Owner to Purchaser or its Affiliates or any employee or representative thereof, Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, (b) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (c) it is familiar with each of the foregoing and (d) neither Sellers nor Owner are making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

Section 8.11                             Financing.  Purchaser shall use commercially reasonable efforts to obtain the proceeds of the Transaction Financing on the terms and conditions described in the Commitment Letter, including using commercially reasonable efforts to (a) negotiate definitive agreements with respect to the Transaction Financing consistent with the terms and conditions contained in the Commitment Letter and (b) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which are within the control of Purchaser.  Purchaser shall use commercially reasonable efforts to comply with its obligations, and enforce its rights, under the Commitment Letter.  Purchaser shall give Sellers prompt notice of any material breach by any party to the Commitment Letter of which Purchaser has become aware or any termination of the Commitment Letter.  Purchaser shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Transaction Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letter if such amendment, modification, waiver or remedy (i) reduces the aggregate amount of the Transaction Financing, (ii) adds new conditions or amends the existing conditions to the drawdown of the Transaction Financing (except in connection with any “market flex” terms contained in the Commitment Letter) or (iii) is adverse to the interests of Sellers, in each case, in any material respect.  In the event that all or any portion of the Transaction Financing contemplated by the Commitment Letter becomes unavailable on the terms and conditions set forth in the Commitment Letter, Purchaser shall use commercially reasonable efforts to arrange alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that are no less favorable to Purchaser than the Commitment Letter (the “Alternative Financing”).

Section 8.12                             Warranty Claims.  After the Closing, all warranty claims related to Products, whether sold before or after Closing, shall be received, analyzed and reviewed by Purchaser, and Purchaser shall make a preliminary determination on whether such warranty claim is a result of a defect in manufacturing by a Seller, and respond to such warranty claims if it reasonably determines that such warranty claim is not a result of a manufacturer’s defect. If Purchaser makes a preliminary determination that the cause of such Product warranty claim is a result of a defect in manufacturing by a Seller, Purchaser shall be allowed to make a Claim for a Loss arising out of such manufacturing defect pursuant to Article XI (such claim, a “Manufacturer’s Defect Claim”).

Section 8.13                             Purchaser Financing.  Prior to the Closing, the Sellers shall use commercially reasonable efforts to cause the respective officers, employees and advisors, including attorneys and financial and accounting advisors, of the Sellers to, provide to Purchaser such cooperation as is reasonably requested by Purchaser in connection with the arrangement (including marketing efforts in connection therewith) by Purchaser of the Transaction Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Sellers), including (i) participating in a reasonable number of meetings, presentations, calls, drafting sessions, lender or rating agency presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, underwriters, ratings agencies, initial purchasers and other syndication activities, as applicable, in each case at mutually agreed times, (ii) assisting in the preparation of (A) one or more offering documents, private placement memoranda and/or bank information memoranda and similar marketing documents for the Transaction Financing, including assistance in the preparation of a business description relating to the Sellers’ business to be included in offering documents contemplated by the Transaction Financing and reviewing and commenting on the draft business description, (B) materials for rating agency presentations and (C) road show materials, other marketing and disclosure documents and customary information in connection with the items in clause (A) and (B), (iii) providing documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; (iv) obtaining customary payoff letters, lien terminations and security releases to be delivered at Closing to allow for any repayment, discharge and termination of any Liens on the Purchased Assets; (v) obtaining accountants’ comfort letters at the expense of and as reasonably requested by Purchaser and accountants’ consents for use of their reports in any materials relating to the Transaction Financing (vi) providing promptly the Required Information at such time as it becomes reasonably available to, or reasonably obtainable without liability or material expense by, the Sellers, (vii) using reasonable best efforts to assist Purchaser in obtaining corporate and facilities ratings in connection with the Transaction Financing, and (viii) reasonably cooperating to permit the prospective lenders involved in the Transaction Financing to evaluate the Sellers’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections; provided that (x) none of the Sellers shall be required to pay any commitment or other similar fee, provide any security, make any representations, provide any indemnification or incur any other liability in connection with the Transaction Financing that are not contingent upon the Closing, other than obligations for which Purchaser is obligated to reimburse the Sellers, (y) none of the Sellers shall be required to deliver any financial information with respect to a fiscal month that has not yet ended, and (z) Purchaser shall promptly, upon request by the Sellers, (A) reimburse the Sellers for all reasonable documented out-of-pocket costs (including those of their accountants, consultants, legal counsel, agents and other representatives) and (B) indemnify and hold harmless the Sellers and their respective Affiliates and representative (including accountants, consultants, legal counsel, agents and other representatives) from and against any and all liabilities suffered or incurred by any of them in connection with the arrangement of the Transaction Financing, such cooperation or providing any information utilized in connection therewith, except for such liability to which such Person would have incurred regardless of this Section 8.13. None of the Sellers or any of their respective representatives shall have any liability or incur any losses, damages or penalties with respect to the Transaction Financing or any marketing materials, presentations or disclosure documents in connection therewith in the event the Closing does not occur, except as would otherwise be available to Purchaser pursuant to this Agreement. The obligations of Purchaser in the foregoing clause (z) shall survive any termination of this Agreement. Any information provided to Purchaser pursuant to this Section 8.13 shall be subject to the confidentiality provisions of the Commitment Letter. Each Seller hereby consents to the use of the logos of the respective Seller in connection with the syndication or arrangement of the Transaction Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Sellers. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 8.13 represent the sole obligation of the Sellers and their officers, employees and advisors, including attorneys, financial and accounting advisors with respect to cooperation in connection with the arrangement of the Transaction Financing. Notwithstanding anything to the contrary contained in this Agreement, including this Section 8.13, nothing in this Section 8.13 shall require any such cooperation to the extent that it would (A) require the Sellers or their respective representatives, as applicable, to waive or amend any terms of this Agreement, (B) unreasonably interfere with the ongoing business or operations of the Sellers, (C) require the Sellers to take any action that will conflict with or violate, or result in a violation of, any of the provisions of the respective Seller’s operating agreement, partnership agreement or equivalent organizational or governing documents, in each case, as in effect on the date hereof, or any applicable Laws or that would reasonably be expected to result in a violation or breach of, or default under, any reasonable or customary restriction contained in any material Contract in any material respect, (D) result in any significant interference with the prompt and timely discharge of the duties of any of the Seller’s executive officers, or (E) result in any officer or director of the Sellers incurring personal liability with respect to any matters relating to the Transaction Financing.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

Section 9.1                                    Employment.

(a)                                 Transferred Employees.  Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment to each of the Employees who remain employed immediately prior to the Closing to commence immediately following the Closing.  Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing.  Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”

(b)                                 Standard Procedure.  Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by a Seller.

Section 9.2                                    Employee Benefits.

(a)                                 Benefits.  Purchaser shall provide, or cause to be provided, for a period of one (1) year following the Closing Date or such longer period of time required by applicable Law, to each of the Transferred Employees, compensation (limited to salary and wages), employee benefits, location of employment and a position of employment that are, in each case, substantially equivalent to those provided to similarly situated employees of Purchaser; provided, that, if the Closing occurs prior to October 1, 2016, with regard to the period between the Closing and October 1, 2016, Purchaser and Sellers will cooperate and use their commercially reasonable efforts to provide, at Purchaser’s cost, employee benefits to the Transferred Employees on Sellers’ existing plans or with plans provided by Purchaser; provided further, that Purchaser shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided further, that no plans or arrangements of Sellers providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

(b)                                 For purposes of eligibility under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with any Seller, and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan.  The Purchaser Plans shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.

(c)                                  Nothing contained in this Section 9.2 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee, except as provided specifically herein.

Section 9.3                                    Accrued Vacation.  Except as required by applicable Law, Purchaser shall be responsible for all Liabilities with respect to Transferred Employees attributable to their accrued and unused vacation, sick days and personal days through the Closing Date. Schedule 9.3 of the Disclosure Schedules sets forth a schedule of each Transferred Employee’s accrued and unused vacation, sick days and personal days as of the date hereof.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.1                             Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization), 5.3(a)(i) (Conflicts; Consents of Third Parties) 5.6(a) (Title to Purchased Assets; Sufficiency), and 6.1 (Authorization of Agreement) must be true and correct in all respects at the Closing, as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), and all other representations and warranties of Sellers and Owner set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 Sellers shall have performed and complied in all material respects with all obligations, covenants and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c)                                  Sellers, shall have delivered or caused to be delivered to Purchaser a duly executed Sellers’ Closing Certificate;

(d)                                 Sellers, shall have delivered or caused to be delivered to Purchaser a duly executed Sellers’ Officer’s Certificate;

(e)                                  Sellers shall have delivered or caused to have been delivered to Purchaser the closing deliveries described in Section 4.2;

(f)                                   there shall not be enacted, issued, promulgated, enforced, entered, or in effect any Order or Law by a Governmental Body of competent jurisdiction, that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

(g)                                  the filings of Sellers required pursuant to the HSR Act or any other Antitrust Law shall have been properly filed and the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law shall have expired or early termination shall have been granted;

(h)                                 Sellers shall have delivered, or caused to be delivered, to Purchaser payoff letters with respect to Liens filed against the Purchased Assets (other than Permitted Exceptions);

(i)                                     from the date of this Agreement through the Closing Date, there shall not have occurred any event or occurrence which has or would reasonably be expected to have a Material Adverse Effect;

(j)                                    Purchaser shall have received the Transaction Financing on substantially the terms provided for in the Commitment Letter or any Alternative Financing;

(k)                                 consents and approvals under or with respect to each of the Contracts set forth on Schedule 10.1(k) hereto, in form and substance reasonably acceptable to Purchaser, shall have been obtained; and

(l)                                     the Key Employees shall have delivered or caused to have been delivered to Purchaser employment agreements duly executed by each of the Key Employees party thereto, in the forms previously negotiated (the “Employment Agreements”).

Section 10.2                             Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties of Purchaser and Parent set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not adversely affect Purchaser’s performance under this Agreement or consummation of the transactions contemplated hereby in any material respect;

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)                                  Purchaser shall have delivered or caused to have been delivered to Sellers a duly executed Purchaser’s Closing Certificate;

(d)                                 Purchaser shall have delivered or caused to have been delivered to Sellers a duly executed Purchaser’s Officer’s Certificate;

(e)                                  Purchaser shall have delivered or caused to have been delivered to Sellers the closing deliveries described in Section 4.3;

(f)                                   there shall not be enacted, issued, promulgated, enforced, entered, or in effect any Order or Law by a Governmental Body of competent jurisdiction, that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

(g)                                  the filings of Purchaser required pursuant to the HSR Act or any other Antitrust Law shall have been properly filed and the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law shall have expired or early termination shall have been granted; and

(h)                                 Purchaser shall have delivered or caused to have been delivered to the respective Key Employees the Employment Agreements duly executed by Purchaser.

ARTICLE XI

INDEMNIFICATION

Section 11.1                             Survival of Representations, Warranties; Expiration of Pre-Closing Covenants.  The representations and warranties of the parties contained in Articles V, VI and VII of this Agreement shall survive the Closing through and including, and shall expire and terminate on, the first (1st) anniversary of the Closing Date; provided, however, that the representations and warranties of Sellers set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization), 5.3(a)(i) (Conflicts; Consents of Third Parties), 5.6(a) (Title to Purchased Assets; Sufficiency), 5.8 (Taxes), 5.17 (Environmental Matters) and 5.18 (Financial Advisors), the representations and warranties of Sellers and Owner in Section 6.1 (Authorization of Agreement) and the representations and warranties of Purchaser and Parent set forth in Sections 7.1 (Organization and Good Standing), 7.2 (Authorization of Agreement), 7.5 (Financial Advisors), 7.6 (Financial Capability), and 7.7 (Solvency), as applicable (such representations and warranties are referred to collectively herein as the “Fundamental Representations”), shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case before and after the first proviso of this sentence, the “Survival Period”); further provided, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses (hereinafter defined) as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.5(a) before the termination of the applicable Survival Period.  The covenants of Sellers and, if applicable, Purchaser, set forth in Sections 8.1, 8.2, 8.4 and 8.11 shall expire and terminate upon the Closing (the “Pre-Closing Covenants”).  Claims arising out of breaches of representations, warranties and covenants, for which written notice was not provided in accordance with terms of Section 11.5 prior to the expiration or termination of such representation, warranty or covenant pursuant to this Section 11.1, shall be irrevocably and unconditionally released and waived.

Section 11.2                             Indemnification by Sellers.  Subject to the remainder of this Article XI, each Seller and Owner (each, a “Seller Indemnifying Party”) hereby agrees, from and after the Closing, to jointly and severally indemnify and hold Purchaser and its respective officers, members, employees, Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(a)                                 any and all losses, liabilities, obligations, damages, costs and expenses, (as limited by the limitations set forth in Section 11.8, individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any representation or warranty of any Seller Indemnifying Party set forth in this Agreement or any other Seller Document or Owner Document, to be true and correct in all respects at the date hereof and at the Closing Date or other date as set forth therein;

(b)                                 any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any Seller Indemnifying Party under this Agreement or any Seller Document or Owner Document;

(c)                                  any and all Losses based upon or attributable to the Excluded Assets and the Excluded Liabilities; and

(d)                                 any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

Section 11.3                             Indemnification by Purchaser.  Subject to the remainder of this Article XI, Purchaser and Parent, hereby, jointly and severally, agree to indemnify and hold Owner, each Seller and their respective Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(a)                                 any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any other Purchaser Document, to be true and correct at the date hereof and at the Closing Date;

(b)                                 any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any other Purchaser Document;

(c)                                  any and all Losses based upon or attributable to the Assumed Liabilities;

(d)                                 any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder; and

(e)                                  any and all Losses based upon, attributable to or resulting from an audit performed by the Texas Comptroller of Public Accounts related to its correspondence dated January 15, 2016.

Section 11.4                             Limitations.

(a)                                 None of the Seller Indemnifying Parties, collectively on the one hand, nor Purchaser, on the other hand, shall have any Liability under Sections 11.2(a) or 11.3(a) (and to the extent applicable thereto, Sections 11.2(d) or 11.3(d)), as the case may be, (i) for any event or condition for which the Losses do not exceed $75,000.00 (the “De Minimis Basket”) and (ii) unless the aggregate amount of Losses for events or conditions that exceed the De Minimis Basket incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties for such Sections, respectively, exceeds $2,400,000.00 (the “Deductible”), in which case the Seller Indemnifying Parties, on the one hand, or Purchaser and Parent, on the other, as the case may be, shall, subject to the other limitation set forth in this Article XI, be required to pay the Losses arising out of events or conditions that exceed the De Minimis Basket in excess of the Deductible; provided, however, that the De Minimis Basket and the Deductible limitation described in this Section 11.4(a) shall not apply to Losses related to the failure of any Fundamental Representations (excluding Section 5.17 (Environmental Matters)) to be true and correct. No Seller Indemnifying Party shall have any liability under Sections 11.2(b), (c) and (d) for Losses arising out of Manufacturer’s Defect Claims unless the aggregate amount of such Losses exceeds $50,000.00 (the “Defect Basket”), in which case the Seller Indemnifying Parties shall be required to pay for such Losses arising out of Manufacturer’s Defect Claims in excess of the Defect Basket, provided that such Losses actually do arise out of defects in manufacturing by a Seller.

(b)                                 None of Sellers or Owner, collectively on the one hand, nor Purchaser or Parent, on the other hand, shall have any Liability under Sections 11.2(a) or 11.3(a) (and to the extent applicable thereto, Sections 11.2(d) or 11.3(d)), as the case may be (i) in excess of $18,000,000.00, except for Losses arising out of breaches of Fundamental Representations, or (ii) for Losses in the aggregate in excess of the Purchase Price.

(c)                                  No time limitation set forth in Section 11.1 or limitations based upon an amount set forth in Sections 11.4(a) or 11.4(b) shall apply with regard to claims arising out of Fraud.

(d)                                 The Purchaser Indemnified Parties’ right to indemnification pursuant to Section 11.2 will be reduced by all insurance or other third party indemnification proceeds actually received by the Purchaser Indemnified Parties. Purchaser and Parent shall use commercially reasonable efforts to (i) mitigate such Losses and (ii) claim and recover any Losses suffered by the Purchaser Indemnified Parties under all such insurance policies and other third party indemnities.  The Purchaser Indemnified Parties shall remit to Sellers and Owner for the benefit of Sellers and Owner any such insurance or other third party proceeds that are paid to the Purchaser Indemnified Parties with respect to Losses for which the Purchaser Indemnified Parties have been previously compensated pursuant to Section 11.2.

(e)                                  The Purchaser Indemnified Parties’ right to indemnification pursuant to Section 11.2 will be reduced for Losses to the extent that any Losses or related Liability has been taken into account in the calculation of Closing Working Capital.

(f)                                   No Purchaser Indemnified Party shall be compensated more than once for the same Loss.

(g)                                  None of the Retention Bonus Escrow Amount shall be used to satisfy any Claims made under this Section 11.

Section 11.5                             Indemnification Procedures.

(a)                                 In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Sections 11.2 or 11.3 hereof (regardless of the limitations set forth in Section 11.4), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party (and in the case of a Claim made by a Purchaser Indemnified Party prior to the Indemnity Escrow Termination Date, to the Indemnity Escrow Agent; reference is made to Section 3(b) of the Indemnity Escrow Agreement which provides for release of funds from the Indemnity Escrow Account upon Sellers’ Representative’s failure to object to such Claim within twenty one (21) days following such notice), and such written notice shall contain an estimate of the Claim amount. With respect to a Claim that arises out of a Legal Proceeding brought by a third party (a “Third Party Claim”), the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 11.5 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable Third Party Claim unless the claimant provides to such other party an unqualified release from all liability in respect of the indemnifiable Third Party Claim. After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required, subject to Section 11.5(c), to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(b)                                 Subject to Section 11.1, the failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(c)                                  Any payment that a Seller Indemnifying Party is obligated to make to a Purchaser Indemnified Party pursuant to this Article XI shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, from the Indemnity Escrow Account.  On the twelve (12) month anniversary of the Closing Date (such date, the “Indemnity Escrow Termination Date”), the Indemnity Escrow Agent shall release the Indemnity Escrow Amount plus all accrued interest thereon (to the extent not utilized to pay any Purchaser Indemnified Party for any Claim) to the Sellers’ Representative, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Indemnity Escrow Agent) equal to the amount of all Claims for indemnification under this Article XI asserted in accordance with Section 11.5(a) prior to the Indemnity Escrow Termination Date but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Indemnity Escrow Agent (to the extent not utilized to pay the Purchaser Indemnified Parties for any such Claims resolved in favor of the Purchaser Indemnified Parties) upon their resolution in accordance with this Article XI and the terms of the Indemnity Escrow Agreement.  Each release of funds from the Indemnity Escrow Account shall be made in accordance with Section 3.3(e), this Article XI and the terms of the Indemnity Escrow Agreement. For clarity, the Retention Bonus Escrow Account is not available for the payment the working capital adjustment pursuant to Section 3.3(e) or for the payment of any Claims under this Article XI.  Each of Sellers’ Representative and Purchaser shall jointly instruct the Indemnity Escrow Agent to release funds from the Indemnity Escrow Account as provided in this Section 11.5(c).

Section 11.6                             Tax Treatment of Indemnity Payments.  Purchaser and Sellers agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Purchase Price for all Tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

Section 11.7                             Exclusivity.  Except (a) in the case of Fraud and (b) in the case where a party seeks to obtain injunctive relief or specific performance, from and after the Closing, the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties to indemnification pursuant to the provisions of this Article XI shall be the sole and exclusive remedy for the Purchaser Indemnified Parties and the Seller Indemnified Parties, as applicable, with respect to any matter in any way arising from or relating to this Agreement or its subject matter.  Subject to the foregoing, to the maximum extent permitted by Law, the parties hereto hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws, at common law, in equity or otherwise.  The provisions of this Section 11.7, together with the provisions of this Article XI, were specifically bargained for by the parties and were taken into account by such Persons in arriving at the Purchase Price.  Sellers and Owner have specifically relied upon the provisions of this Section 11.7, together with the provisions of this Article XI, in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

Section 11.8                             No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement and with the exception of a party’s indemnification obligations arising from a Third Party Claim, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value, loss of business reputation or opportunity or loss based upon multiples of income or revenue, relating to the breach or alleged breach hereof (provided that such limitation with respect to lost profits shall not limit Sellers’ right to recover contract damages in connection with Purchaser’s failure to close in violation of this Agreement).

Section 11.9                             Subrogation.  If the indemnifying party makes any payment on any indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

ARTICLE XII

MISCELLANEOUS

Section 12.1                             Payment of Sales, Use or Similar Taxes.

(a)                                 Purchaser shall be responsible for (and shall indemnify and hold harmless Sellers against) any sales taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Sellers or their Affiliates).  Sellers shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.

(b)                                 All real property taxes, personal property taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before and ending after the Closing Date, shall be prorated between Purchaser, on the one hand, and Sellers, on the other hand, as of the Closing Date.  Sellers shall be responsible for and shall pay all such Taxes and fees on the Purchased Assets accruing solely during any period up to the Closing Date.  Purchaser shall be responsible for and shall pay all such Taxes and fees on the Purchased Assets accruing solely during any period on or after the Closing Date.  With respect to Taxes described in this Section 12.1(b), Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due on or after the Closing Date with respect to such Taxes.  If one party remits to the appropriate taxing authority payment for Taxes, which are subject to proration under this Section 12.1(b) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

Section 12.2                             Expenses.  Except as otherwise provided in this Agreement, each of Sellers and Owner, on the one hand, and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. The expenses associated with retaining the Indemnity Escrow Agent and the escrow agent used for the Retention Bonus Escrow Agreement shall be shared equally between the Sellers, on the one hand, and Purchaser, on the other hand.

Section 12.3                             Submission to Jurisdiction; Consent to Service of Process.  Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) shall be brought against any of the parties only in any court in Dallas County, Texas and each of the parties hereto hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate court) in any such Judicial Action and waives any objection to venue laid therein.  Process in any such Judicial Action proceeding may be served on any party anywhere in the world.  Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 12.6, together with written notice of such service to such party, shall be deemed effective service of process upon such party. Notwithstanding the foregoing, each of the parties hereto agrees that it will not (and will cause its Affiliates not to) bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, the Transaction Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 12.4                             Entire Agreement; Amendments and Waivers.  This Agreement (including the exhibits hereto and the Disclosure Schedules) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Notwithstanding anything to the contrary contained herein, Sections 12.3, 12.4, 12.5, 12.8, 12.10 and 12.14 may not be amended, supplemented, waived or otherwise modified in a manner materially adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 12.5                             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State.  Notwithstanding anything to the contrary herein, any action, claim, controversy or dispute of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement the Transaction Financing or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 12.6                             Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by electronic mail (with electronic confirmation of receipt) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller or Owner, to:

1231 Little Paint Ranch Road
Junction, TX 76849
Attn: William E. Robinson, Jr.

With a copy (which shall not constitute notice) to:

Wick, Phillips, Gould & Martin, LLP
3131 McKinney Avenue, Suite 100
Dallas, Texas 75204
Attn: Bradley K. Mahanay, Esq.
Email: brad.mahanay@wickphillips.com

If to Purchaser or Parent, to:

Headwaters Incorporated
10701 S. River Front Parkway, Suite 300
South Jordon, Utah 84095
Attn: General Counsel
Email: hhatfield@headwaters.com

With a copy to:

Pillsbury Winthrop Shaw Pittman, LLP
Four Embarcadero, 22nd Floor
San Francisco, California 94111
Attn: David Lillevand
Email: dave.lillevand@pillsburylaw.com

Section 12.7                             Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.8                             Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except for the Purchaser Indemnified Parties, the Seller Indemnified Parties or as otherwise provided below in Section 12.9 and except that the Financing Sources shall be third party beneficiaries of and shall be entitled to enforce Sections 12.3, 12.4, 12.5, 12.8, 12.10 and 12.14.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers, Owner or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

Section 12.9                             Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative, Sellers or their Affiliates (other than Owner) shall have any liability for any obligations or liabilities of Sellers under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Section 12.10                      Waiver of Jury Trial.  NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY

SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE (INCLUDING ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE AGAINST ANY FINANCING SOURCE) AND 12.14 BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION 12.10 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 12.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.11                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 12.12                      Sellers’ Representative.

(a)                                 Each of the Seller Indemnifying Parties hereby irrevocably nominate, constitute and appoint Owner as the representative and the agent and true and lawful attorney-in-fact of the Seller Indemnifying Parties (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of the Seller Indemnifying Parties for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with (i) any adjustment to the Purchase Price as contemplated by Section 3.3, (ii) any Tax matters, or (iii) any Claim under Article XI (the “Representative Matters”). Owner hereby accepts its appointment as the representative and the agent and true and lawful attorney-in-fact of the Seller Indemnifying Parties.

(b)                                 Each Seller Indemnifying Party grants to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Seller Indemnifying Parties (in the name of any or all of the Seller Indemnifying Parties or otherwise) any and all documents that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 12.12(a).  Notwithstanding anything to the contrary contained in this Agreement or in any other Contract executed in connection with the transactions contemplated hereby, Purchaser shall be entitled to deal exclusively with the Sellers’ Representative on all Representative Matters, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Indemnifying Party by the Sellers’ Representative with respect to any Representative Matters, and on any other action taken or purported to be taken on behalf of any Seller Indemnifying Party by the

Sellers’ Representative with respect to any Representative Matters, as fully binding upon such Seller Indemnifying Party.

(c)                                  The power of attorney granted in Section 12.12(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by Sellers’ Representative; and (iii) shall survive the dissolution, death or incapacity of each of the Seller Indemnifying Parties.

(d)                                 All expenses incurred by the Sellers’ Representative in connection with the performance of its duties as the Sellers’ Representative shall be borne and paid exclusively by the Seller Indemnifying Parties.  All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the termination of this Agreement.

(e)                                  The Sellers’ Representative shall not be liable to any of the Seller Indemnifying Parties for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment. The Seller Indemnifying Parties shall indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative.

Section 12.13                      Parent Guaranty.

(a)                                 Parent hereby fully and irrevocably guarantees the payment of all monetary obligations of Purchaser under this Agreement as and when due and payable by Purchaser (the “Obligations”), and if Purchaser shall fail to pay any of the Obligations as and when due, Parent shall, within 10 Business Days after receipt of a written demand, immediately pay the same at the time and place and in the manner provided in this Agreement.

(b)                                 Subject to Section 12.13(e) below, Parent’s guaranty and responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence which Parent may have against Sellers as a result of or arising out of this Agreement or any other transaction.

(c)                                  Subject to Section 12.13(a) above and Section 12.13(e) below, the Obligations shall not be released, discharged, diminished or impaired by (i) the renewal, extension, modification or alteration by Sellers and Purchaser, with or without the knowledge or consent of Parent, of this Agreement or of any liability or obligation of Purchaser hereunder, (ii) any forbearance or compromise granted to Purchaser by Sellers when dealing with Purchaser except to the extent of such forbearance or compromise, (iii) any change in entity structure or ownership of Purchaser or the bankruptcy, insolvency, liquidation, receivership, dissolution, winding-up or termination of Purchaser or the fact that at any time Purchaser does not exist, (iv) the inaccuracy of any of the representations and warranties of Purchaser under this Agreement, (v) any neglect, delay, omission, failure or refusal of

Purchaser to take or prosecute any action in connection with this Agreement, (vi) the full or partial release of Purchaser on any liability or obligation, except that Parent shall be released to the extent Sellers expressly release Purchaser from liability with respect to all or a portion of any such Obligations, or (vii) any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to Parent not available to Purchaser who is liable for such Obligations.

(d)                                 Parent waives notice of (i) acceptance of the guaranty contained in this Section 12.13 (the “Guaranty”) and (ii) the creation, renewal, extension, modification, alteration or existence of any liability or obligation of Purchaser constituting part of the Obligations.

(e)                                  Sellers agree that in no event shall Parent be required to pay any amount under the Guaranty except and then only to the extent that Purchaser is so obligated to pay under the terms of the Obligations, and in each case, notwithstanding any provision of this Section 12.13 to the contrary, the Obligations are subject to, and Parent reserves the right to assert, any defenses, counterclaims, and rights of set off and recoupment which Purchaser may have to payment or performance of any Obligation, other than defenses that Purchaser may possess relating to (i) lack of validity or enforceability of this Agreement against Purchaser arising from Purchaser’s defective formation or lack of qualification to do business in any applicable jurisdiction, (ii) Purchaser’s lack of authority to enter into or perform this Agreement or the due execution and delivery thereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of Purchaser.

(f)                                   Each Seller hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the transactions contemplated hereby against Parent or any former, current or future equity holder, controlling person, director, officer, employee, agent, member, manager, general or limited partner, permitted assignee or Affiliate of Parent (each a “Non-Recourse Party”, and collectively the “Non-Recourse Parties”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Sellers against Parent or any Non-Recourse Party by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise, except for (i) the Seller’s rights to recover from Parent (but not any other Person) under and to the extent provided in the Guaranty and subject to the limitations described herein (“Retained Guaranty Claims”), (ii) claims that a Seller has against Purchaser under this Agreement (subject to the terms and conditions hereof) (“Retained Purchase Agreement Claims”), and (iii) claims that a Seller has against any Non-Recourse Party under any agreement to which such Non-Recourse Party is a party or otherwise bound (“Retained Other Claims”). Recourse against Parent with respect to the Retained Guaranty Claims, subject to the limitations and conditions set forth herein, against Purchaser with respect to the Retained Purchase Agreement Claims and against any Non-Recourse Party with respect to the Retained Other Claims shall be the sole and exclusive remedies of Sellers and all of its Affiliates against Parent and any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Guaranty or this Agreement or in respect of any representations made or alleged to be made in connection the Guaranty or the Agreement.

Section 12.14                      Financing Sources.  Seller and Owner agree, on behalf of themselves and their respective Affiliates (collectively, the “Seller Related Parties”), that the Financing Sources shall be subject to no liability or claims by the Seller Related Parties arising out of or relating to this Agreement, the Transaction Financing or the transactions contemplated hereby or in connection with the Transaction Financing, or the performance of services by such Financing Sources or their Affiliates with respect to the foregoing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed by their respective officers thereunto duly authorized, this Agreement, as of the date first written above.

SELLERS:

KRESTMARK INDUSTRIES, L.P,
a Texas limited partnership

By: Krestmark Management, LLC
Its: General Partner

By:	/s/ William E. Robinson, Jr.
	Name:	William E. Robinson, Jr.
	Title:	President

CREST VINYL EXTRUSIONS, LLC,
a Texas limited liability company

By:	/s/ William E. Robinson, Jr.
	Name:	William E. Robinson, Jr.
	Title:	President

LEGACY VINYL WINDOWS, LP,
a Texas limited partnership

By: Legacy Vinyl Windows, GP, LLC
Its: General Partner

By:	/s/ William E. Robinson, Jr.
	Name:	William E. Robinson, Jr.
	Title:	President

OWNER:

/s/ William E. Robinson, Jr.
William E. Robinson, Jr.

[Signature Page to Asset Purchase Agreement]

PURCHASER:

HEADWATERS WINDOWS, LLC,
a Utah limited liability company

By	/s/ Donald P. Newman
Name:	Donald P. Newman
Title:	CFO

PARENT:

HEADWATERS INCORPORATED,
a Delaware corporation

By	/s/ Donald P. Newman
Name:	Donald P. Newman
Title:	CFO

[Signature Page to Asset Purchase Agreement]

Exhibit A

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and delivered this [  ] day of [       ], 2016, by [                    ] (“Seller”) for the benefit of Headwaters Windows, LLC, a Utah limited liability company (“Purchaser”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

WHEREAS, Purchaser and Headwaters Incorporated, a Delaware corporation, on the one hand and [Seller/Krestmark Industries, L.P., /Crest Vinyl Extrusions, LLC, a Texas limited liability company, and /Legacy Vinyl Windows, LP, a Texas limited partnership] (the “Sellers”) and William E. Robinson, Jr., on the other, have entered into that certain Asset Purchase Agreement dated as of [       ], 2016 (the “Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Sellers to Purchaser of the Purchased Assets (as defined in the Agreement).

NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Agreement:

1.                                      Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver to Purchaser, and its successors and assigns, forever, and Purchaser does hereby purchase and acquire from Seller, and take assignment and delivery from Seller, all of Seller’s right, title and interest in and to the Purchased Assets TO HAVE AND TO HOLD such Purchased Assets with all appurtenances thereto, free and clear of all Liens (other than Permitted Exceptions).

2.                                      This Bill of Sale shall inure to the benefit of and be binding upon the parties thereto and their respective successors and assigns.

3.                                      Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the terms of the Agreement, the Agreement shall govern.

4.                                      This Bill of Sale is executed and delivered pursuant to the Agreement.

5.                                      This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Texas, as applied to contracts made and performed entirely in such state.

[Signature page follows.]

A-1

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

SELLER:

[ ]

By:
Name:
Title:

A-2

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [   ], 2016 (this “Agreement”), between Krestmark Industries, L.P., a Texas limited partnership, Crest Vinyl Extrusions, LLC, a Texas limited liability company, Legacy Vinyl Windows, LP, a Texas limited partnership (each a “Seller” and collectively, the “Sellers”) and Headwaters Windows, LLC, a Utah limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Sellers, Purchaser, and Headwaters Incorporated, a Delaware corporation, along with William E. Robinson, Jr., are parties to an Asset Purchase Agreement, dated as of [       ], 2016 (the “Purchase Agreement”), providing for, among other things, the sale by Sellers to Purchaser of the Purchased Asset and the assumption by Purchaser of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Purchase Agreement, Sellers and Purchaser, have agreed to enter into this Agreement, providing for (a) the assignment from Sellers to Purchaser of all of Sellers’ right, title and interest in, under and to the Purchased Contracts from and after the Closing, on and subject to the terms of the Purchase Agreement, and (b) the acceptance by Purchaser of such assignment and the assumption by Purchaser of (i) all obligations to be performed by Sellers under the Purchased Contracts on and after the Closing Date and (ii) the other Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Assignment.  In accordance with and subject to the terms of the Purchase Agreement, Sellers hereby sell, assign, transfer and convey to Purchaser, to the extent that such are legally assignable and any necessary consents to assignment have been obtained, all of Seller’s right, title and interest in, under and to the Purchased Contracts from and after the Closing.

2.                                      Acceptance and Assumption.  In accordance with and subject to the terms of the Purchase Agreement, Purchaser hereby (a) purchases and accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of Seller’s right, title and interests in, under and to the Purchased Contracts; (b) unconditionally and irrevocably assumes, undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Sellers and their successors and assigns completely and forever from, all obligations and liabilities of any kind arising out of, or required to be performed under, such assigned Purchased Contracts from and after the Closing other than Liabilities arising out of an act or omission of Sellers that occurred, prior to the Closing Date, except as specifically provided for in Section 2.3 of the Purchase Agreement; and (c) unconditionally and irrevocably assumes, undertakes and agrees to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Sellers and their successors and assigns completely and forever from, all of the Assumed Liabilities and all obligations and liabilities of any kind arising out of Purchaser’s assumption of the Assumed Liabilities.

3.                                      Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.                                      Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

5.                                      Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas as applied to contracts made and performed entirely in such state.

6.                                      Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

SELLERS:

KRESTMARK INDUSTRIES, L.P,
a Texas limited partnership

By: Krestmark Management, LLC
Its: General Partner

By:
	Name:	William E. Robinson, Jr.
	Title:	President

CREST VINYL EXTRUSIONS, LLC,
a Texas limited liability company

By:
Name:	William E. Robinson, Jr.
Title:	President

LEGACY VINYL WINDOWS, LP,
a Texas limited partnership

By: Legacy Vinyl Windows, GP, LLC
Its: General Partner

By:
	Name:	William E. Robinson, Jr.
	Title:	President

PURCHASER:

[ ],
a

By
Name:
Title:

Exhibit C

INTELLECTUAL PROPERTY ASSIGNMENT

[See attached.]

C-1

Exhibit D

NONCOMPETITION AND NONSOLICITATION AGREEMENT

[See attached.]

D-1

Exhibit E

ASSIGNMENT OF LEASE

[See attached.]

E-1

Exhibit F

INDEMNITY ESCROW AGREEMENT

[See attached.]

F-1

Exhibit G

LIST OF KEY EMPLOYEES

1.                                      William E. Robinson, Jr.

2.                                      David Decker

G-1